EXHIBIT 10.2

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (“Agreement”) is made and entered into as of October 18, 2006, by and among ReserveAmerica Holdings, Inc., a Delaware Corporation (“ReserveAmerica”) and Spherix, Incorporated, a Delaware corporation (“Spherix”), collectively the “Parties”.

PREAMBLE:

WHEREAS, Spherix submitted a proposal in response to U.S. Department of Agriculture, National Forest Service (“USDA” or “Forest Service”) Solicitation No. WO-04-06VM (“The Solicitation”) to develop and operate a consolidated National Recreation Reservation Services (“NRRS”) system.

WHEREAS, in June of 2005, the USDA awarded a contract to ReserveAmerica (the “NRRS Contract”) pursuant to the Solicitation.

WHEREAS, Spherix filed a protest challenging USDA’s award of the NRRS Contract to ReserveAmerica and such protest has been docketed as Spherix, Inc. v. United States of America, Civil Action No. 06-55C in the United States Court of Federal Claims (the “Spherix Protest”). ReserveAmerica, as the awardee of the NRRS Contract, intervened in the Protest;

WHEREAS, Spherix has entered into an Agreement with the Government of the United States (the “Government Agreement”) pursuant to which Spherix has agreed to dismiss the Spherix Protest with prejudice upon USDA’s satisfaction of its obligations under the Government Agreement.

WHEREAS, Spherix and ReserveAmerica now desire to compromise and settle all issues raised in the Protest, and by USDA’s June 2005 award of the NRRS Contract to ReserveAmerica;

NOW THEREFORE, in consideration of the promises and covenants contained herein, the parties to this Agreement do hereby agree, represent, and covenant as follows:

1.             Dismissal of Protest and Release of Claims.  Spherix hereby agrees that in return for ReserveAmerica’s payment of $2,750,000, under the terms specified herein, it will dismiss the Spherix Protest and forever release all protests, claims, causes of action, suits or demands Spherix may have now, or in the future, concerning USDA’s award of the NRRS Contract.

2.             ReserveAmerica Payment to Spherix.  ReserveAmerica agrees to pay to Spherix the sum of Two Million, Seven Hundred and Fifty Thousand Dollars ($2,750,000) (the “Principal Amount”) in accordance with the following terms:

a.             Within three (3) calendar days of the execution of this Agreement, ReserveAmerica shall transfer, by wire, the Principal Amount into a trust account for the benefit of Spherix, as maintained by the law firm of Winston & Strawn, counsel to Spherix, as follows:

                Winston & Strawn Escrow Account:

Bank Name:	Citibank FSB
500 W. Madison
Chicago, IL 60661
ABA/Routing Number:	271-070-801
Account Number:	800529670
Account Name:	Winston & Strawn LLP
CE Control IOLTA
Reference:	Spherix, Inc. Number 103510.

b.             The funds shall be released from the trust account and paid to Spherix upon the dismissal, with prejudice, of the Spherix Protest, provided, however, that the funds shall revert to ReserveAmerica, with accrued interest, should the Spherix Protest not be dismissed, with prejudice, prior to December 1, 2006, in which event this Agreement shall be mutually deemed null and void and of no legal effect.

4.             Mutual release of claims.  Subject to ReserveAmerica’s payment of the amounts provided for, Spherix releases, waives, and abandons all claims it has or may have in the future against ReserveAmerica, its officers, agents, or employees, arising out of or relating to award of the NRRS Contract prior to the date of this settlement agreement, including without limitation all claims for costs, expenses, attorney fees, compensatory damages, exemplary damages, and interest. ReserveAmerica releases, waives, and abandons all claims it has or may have in the future against Spherix, its officers, agents, or employees, arising out of or relating to award of the NRRS Contract prior to the date of this settlement agreement, including without limitation all claims for costs, expenses, attorney fees, compensatory damages, exemplary damages, and interest.

5.             Binding effect.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns, except as is expressly provided to the contrary herein. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and assigns.

6.             No Admission of Liability.  This Agreement is entered into solely for the purposes of resolving disputed claims based on disputed facts and allegations and to avoid the inconvenience and expense of litigation. The parties deny any wrongdoing or liability of any kind in connection with the Protest or the Forest Service’s June 2005 contract award to ReserveAmerica under Solicitation No. WO-04-06VM to provide a consolidated National Recreation Reservation Services system.

7.             Additional Documents.  The parties agree to take all steps and execute all documents necessary to effectuate the purposes of this Agreement.

8.             Counterparts.  This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.

9.             Representation of Authority.  The parties represent and warrant that: (1) they have carefully read this Agreement; (2) they know and understand the contents thereof; (3) they have had the opportunity to discuss it and its effects with their advisors and attorneys; (4) they have signed it as their free and voluntary act; and (5) they, and the signatories hereto, have full and legal authority to enter  into this binding Agreement on their behalf.

IN WITNESS WHEREOF, the parties hereto have entered into this Settlement Agreement as of the date first above written.

RESERVEAMERICA HOLDINGS, INC.

By:	/s/ Robert S. Metzger
Name:	Robert S. Metzger
Title:	Counsel for ReserveAmerica Holdings, Inc.

SPHERIX, INCORPORATED

By:	/s/ Eric J. Marcotte
Name:	Eric J. Marcotte
Title:	Counsel for Spherix Incorporated